UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2018

DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 483-7111

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 403 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. [ ]

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2018, Deluxe Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other lenders thereunder, Fifth Third Bank, SunTrust Bank and U.S. Bank National Association, as Co-Syndication Agents. The Credit Agreement provides for a secured five-year, committed revolving credit facility in the amount of $950 million subject to increase under the Credit Agreement to an aggregate amount not exceeding $1,425 million. The maturity date under the Credit Agreement is March 21, 2023. A prior credit facility was terminated contemporaneously with the Company’s entry into the Credit Facility, as further described in Item 1.02 of this Current Report.
As of the date hereof, there is approximately $741 million outstanding under the Credit Agreement. The net available borrowings are approximately $199 million. Interest accrues at an adjusted LIBOR plus 1.25% to 1.875% depending on the Company’s Leverage Ratio (as defined in the Credit Agreement) on the applicable date, or at an adjusted base or prime rate plus 0.25% to 0.875% depending on the Leverage Ratio.
The obligations under the Credit Agreement are guaranteed by certain of the Company’s material subsidiaries. Additional subsidiaries may become guarantors during the term of the Credit Agreement based on the terms of the Credit Agreement.
To secure the Company’s obligations under the Credit Agreement, the Company and each of the domestic subsidiaries have granted to the Administrative Agent a security interest in substantially all their personal property, excluding certain assets.
The Credit Agreement requires the Company to maintain certain financial ratios, including a maximum Leverage Ratio and a minimum ratio of Consolidated EBIT to Consolidated Interest Expense (as defined in the Credit Agreement).
The Credit Agreement has cross-default provisions that, in general, provide that (i) a failure to pay principal or interest under other indebtedness in an aggregate principal amount exceeding $100 million, or (ii) breach or default under indebtedness which permits the holders thereof to accelerate the maturity of at least $100 million of indebtedness, will result in a default under the Credit Agreement.
The Credit Agreement also contains other events of default that would permit acceleration of the maturity under the Credit Agreement, and covenants that limit various matters. These covenants include, subject to certain exceptions, limitations on indebtedness, liens, investments, and acquisitions (other than capital expenditures), certain mergers, certain asset sales outside the ordinary course of business, “Change in Control” (as defined in the Credit Agreement) of the Company, and other matters customary for credit facilities of this nature.
The description set forth above is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The Credit Agreement replaces that certain Credit Agreement (as amended, the “Prior Credit Agreement”), dated as of March 12, 2010, by and among the Company, the institutions from time to time parties thereto as lenders, JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other lenders, which terminated on March 21, 2018. There are no borrowings outstanding under the Prior Credit Agreement, and all liens granted in connection with the Prior Credit Agreement and other related loan documents have been released.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1
Credit Agreement, dated as of March 21, 2018, by and among Deluxe Corporation, the financial institutions signatory thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2018

DELUXE CORPORATION

/s/ Keith A. Bush

Keith A. Bush
Senior Vice President,
Chief Financial Officer

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